Exhibit 4.19

CAPITAL SECURITIES GUARANTEE AGREEMENT

BETWEEN

ACE LIMITED,

AS GUARANTOR

AND

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION,

AS GUARANTEE TRUSTEE

DATED AS OF March 31, 2000

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

SECTION 1.1	Definitions and Interpretations	2

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1	Trust Indenture Act: Application	6
SECTION 2.2	List of Holders	6
SECTION 2.3	Reports by the Guarantee Trustee	6
SECTION 2.4	Periodic Reports to Guarantee Trustee	6
SECTION 2.5	Evidence of Compliance with Conditions Precedent	7
SECTION 2.6	Events of Default; Waiver	7
SECTION 2.7	Event of Default; Notice	7
SECTION 2.8	Conflicting Interests	7

ARTICLE III

POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

SECTION 3.1	Powers and Duties of the Guarantee Trustee	7
SECTION 3.2	Certain Rights of the Guarantee Trustee	9
SECTION 3.3	Indemnity	10

ARTICLE IV

GUARANTEE TRUSTEE

SECTION 4.1	Guarantee Trustee; Eligibility	11
SECTION 4.2	Appointment, Removal and Resignation of Guarantee Trustees	11

ARTICLE V

GUARANTEE

SECTION 5.1	Guarantee	12
SECTION 5.2	Waiver of Notice and Demand	12
SECTION 5.3	Obligations Not Affected	12
SECTION 5.4	Rights of Holders	13
SECTION 5.5	Guarantee of Payment	13
SECTION 5.6	Subrogation	14
SECTION 5.7	Independent Obligations	14
SECTION 5.8	Net Payments	14

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ARTICLE VI

LIMITATION OF TRANSACTIONS; RANKING

SECTION 6.1	Limitation of Transactions	15
SECTION 6.2	Ranking	16
SECTION 6.3	Pari Passu Guarantees	16

ARTICLE VII

TERMINATION

SECTION 7.1	Termination	16

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1	Successors and Assigns	17
SECTION 8.2	Amendments	17
SECTION 8.3	Notices	17
SECTION 8.4	Benefit	18
SECTION 8.5	Governing Law	18
SECTION 8.6	Submission to Jurisdiction	18
SECTION 8.7	Judgment Currency	19

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CAPITAL SECURITIES GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of March 31, 2000, is executed and delivered by ACE Limited, a Cayman Islands company (the “Guarantor”), having its principal executive offices at The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda, and Bank One Trust Company, National Association, a national banking association, having a corporate trust office at Bank One Plaza, Suite IL1-0126, Chicago, Illinois 60670-0126, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Capital Securities (as defined herein) of ACE Capital Trust II, a Delaware statutory business trust (the “Issuer”).

WHEREAS, pursuant to an Amended and Restated Trust Agreement, dated as of March 31, 2000, among the Trustees named therein, ACE INA Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Guarantor (“ACE INA”), as depositor (in such capacity, the “Depositor”), and the Holders from time to time of undivided beneficial interests in the assets of the Issuer (as amended from time to time, the “Trust Agreement”), the Issuer is issuing on the date hereof $300,000,000 ($345,000,000 if the Underwriters’ over-allotment option pursuant to the Underwriting Agreement is exercised in full), aggregate liquidation preference of its 9.70% Capital Securities (liquidation preference $1,000 per capital security) (the “Capital Securities”) representing preferred undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Trust Agreement;

WHEREAS, the Capital Securities will be issued by the Issuer and the proceeds thereof, together with the proceeds from the issuance of the Issuer’s Common Securities (as defined herein), will be used to purchase the Debentures (as defined herein) of ACE INA (in its capacity as issuer of the Debentures, the “Debenture Issuer”), which will be deposited with Bank One Trust Company, National Association, as Property Trustee under the Trust Agreement, as trust assets;

WHEREAS, as incentive for the Holders to purchase the Capital Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Guarantee Agreement, to pay to the Holders of the Capital Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the “Common Securities Guarantee Agreement”) with substantially identical terms to this Guarantee Agreement, for the benefit of the holders of the Common Securities, except that if an Event of Default under the Trust Agreement has occurred and is continuing, the rights of holders of the Common Securities to receive guarantee payments under the Common Securities Guarantee Agreement are subordinated, to the extent and in the manner set forth in the Common Securities Guarantee Agreement, to the rights of Holders of Capital Securities to receive Guarantee Payments under this Guarantee Agreement.

NOW, THEREFORE, in consideration of the purchase by each Holder of Capital Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Capital Securities.

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

SECTION 1.1 Definitions and Interpretations

In this Guarantee Agreement, unless the context otherwise requires:

(a) capitalized terms used in this Guarantee Agreement, but not defined in the preamble hereto have the respective meanings assigned to them in this Section 1.1 or in the Trust Agreement, as the case may be;

(b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Capital Securities Guarantee Agreement as modified, supplemented or amended from time to time;

(d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement, unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement, unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f) a reference to the singular includes the plural and vice versa; and

(g) the masculine, feminine, or neuter genders used herein shall include the masculine, feminine and neuter genders.

“Additional Amounts” means any additional amounts which are required hereby or by the terms of the Capital Securities, under circumstances specified herein or therein, to be paid by the Guarantor in respect of certain taxes, assessments or other governmental charges imposed on Holders specified therein and which are owing to such Holders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capitalized Lease Obligations” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

“Common Securities” means the securities representing common undivided beneficial interests in the assets of the Issuer.

“Debenture Guarantee” means the full and unconditional payment guarantee and indemnity of the Debenture Guarantor provided for in the Indenture with respect to the Debentures.

“Debenture Guarantor” means ACE Limited, in its capacity as guarantor of the Debentures under the Indenture.

“Debentures” means the series of subordinated debt securities of the Debenture Issuer designated the 9.70% Junior Subordinated Deferrable Interest Debentures due 2030 held by the Property Trustee.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Capital Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accrued and unpaid Distributions (as defined in the Trust Agreement) that are required to be paid on such Capital Securities, to the extent the Issuer shall have funds on hand available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the “Redemption Price”) with respect to Capital Securities called for redemption by the Issuer, to the extent the Issuer shall have funds on hand available therefor at such time and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer, unless Debentures are distributed to the Holders, the lesser of (a) the aggregate of the liquidation preference of $1,000 per Capital Security plus accumulated and unpaid Distributions on the Capital Securities to the date of payment, to the extent the Issuer shall have funds on hand available to make such payment at such time and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”).

“Guarantee Trustee” means Bank One Trust Company, National Association, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

“Holder” shall mean any holder, as registered on the books and records of the Issuer, of any Capital Securities; provided, however, that, in determining whether the holders of the requisite percentage of Capital Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Depositor, the Guarantee Trustee or any Affiliate of the Guarantor, the Depositor, or the Guarantee Trustee.

“Indebtedness” means, with respect to any Person, (i) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (vii) any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (i) through (vi) above.

“Indenture” means the Subordinated Indenture dated as of December 1, 1999 among the Debenture Issuer, the Debenture Guarantor and Bank One Trust Company, National Association, as trustee, and any indenture supplemental thereto pursuant to which the Debentures and the Debenture Guarantee are to be issued to the Property Trustee of the Issuer.

“List of Holders” has the meaning specified in Section 2.2(a).

“Majority in liquidation preference of the Capital Securities” means, except as provided by the Trust Indenture Act, a vote by Holder(s), voting separately as a class, of more than 50% of the liquidation preference of all then outstanding Capital Securities issued by the Issuer.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by the Chairman of the Board of Directors, a Vice Chairman, the President, any Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of such Person, and delivered to the Guarantee Trustee. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(a) a statement that the officer signing the Officer’s Certificate has read the covenant or condition and the definitions relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officer’s Certificate;

(c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any Senior Vice President, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, any Trust Officer or Assistant Trust Officer or any other officer within the Corporate Trust Department of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Senior Indebtedness” means all Indebtedness of the Guarantor (including its Indebtedness, as Debenture Guarantor, under the Indenture) outstanding at any time, except (a) the Indebtedness under this Guarantee Agreement, (b) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or pari passu with this Guarantee Agreement or to other Indebtedness of the Guarantor which is subordinated to or pari passu with this Guarantee Agreement, (c) Indebtedness of the Guarantor to an Affiliate of the Guarantor, (d) interest accruing after the filing of a petition initiating any proceeding referred to in Section 5.1(7) and 5.1(8) of the Indenture unless such interest is an allowed claim enforceable against the Guarantor in a proceeding under federal or state bankruptcy laws, (e) trade accounts payable and (f) similar guarantee agreements issued by the Guarantor on behalf of holders of preferred securities of any other ACE Capital Trust or any trust, partnership or other entity affiliated with the Guarantor which is a financing vehicle of the Guarantor or any Affiliate of the Guarantor in connection with the issuance by such entity of preferred securities or other securities which are similar to preferred securities that are guaranteed by the Guarantor pursuant to an instrument that ranks pari passu with or junior in right of payment to this Guarantee Agreement.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1 Trust Indenture Act: Application

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b) If any provision of this Guarantee Agreement limits, qualifies or conflicts with any duties under any required provision of the Trust Indenture Act imposed hereon by Section 318(c) thereof, such required provision shall control.

SECTION 2.2 List of Holders

(a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) semiannually, not later than May 1 and November 1 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (“List of Holders”) as of the applicable date, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such or in its capacity as Security Registrar (as defined in the Indenture). The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3 Reports by the Guarantee Trustee

Within 60 days after September 15 of each year commencing with September 15, 2000, the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4 Periodic Reports to the Guarantee Trustee

The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders, such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5 Evidence of Compliance with Conditions Precedent

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officer’s Certificate.

SECTION 2.6 Events of Default; Waiver

The Holders of a Majority in liquidation preference of the Capital Securities may, by vote, on behalf of all Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7 Event of Default; Notice

(a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default known to the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders, notices of all such Events of Default, unless such defaults have been cured or waived before the giving of such notice, provided, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as a the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer of the Guarantee Trustee charged with the administration of the Trust Agreement shall have obtained written notice, of such Event of Default.

SECTION 2.8 Conflicting Interests

The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

SECTION 3.1 Powers and Duties of the Guarantee Trustee

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor

Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

(c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiver of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its negligent failure to act or its own bad faith or willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of such Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation preference of the Capital Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 3.2 Certain Rights of the Guarantee Trustee

(a) Subject to the provisions of Section 3.1:

(i) The Guarantee Trustee may rely upon, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officer’s Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officer’s Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee may consult with competent legal counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses)

and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

(vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

(viii) Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.

(ix) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders of a Majority in liquidation preference of the Capital Securities, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

SECTION 3.3 Indemnity

The Guarantor agrees to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence, bad faith or willful misconduct on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Guarantee Trustee will not claim or exact any lien or charge on any guarantee agreement as a result of any amount due to it under this Guarantee Agreement.

The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

ARTICLE IV

GUARANTEE TRUSTEE

SECTION 4.1 Guarantee Trustee; Eligibility

(a) There shall at all times be a Guarantee Trustee which shall:

(i) not be an Affiliate of the Guarantor or the Depositor; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital of at least 50 million U.S. dollars ($50,000,000), and shall be a corporation meeting the requirements of Section 310(c) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2 Appointment, Removal and Resignation of Guarantee Trustees

(a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed with or without cause at any time by the Guarantor.

(b) The Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

ARTICLE V

GUARANTEE

SECTION 5.1 Guarantee

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert, other then the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer, through the Debenture Issuer, to pay such amounts to the Holders.

SECTION 5.2 Waiver of Notice and Demand

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3 Obligations Not Affected

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Capital Securities to be performed or observed by the Issuer;

(b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Capital Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Capital Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures or so provided by the Indenture);

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Capital Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e) any invalidity of, or defect or deficiency in, the Capital Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4 Rights of Holders

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in liquidation preference of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may, to the extent permitted by law, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer, the Debenture Issuer or any other Person. The Guarantor waives any right or remedy to require that any such action on this Guarantee Agreement be brought first against the Issuer or any other Person or entity before so proceeding directly against the Guarantor.

SECTION 5.5 Guarantee of Payment

This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Debentures to Holders as provided in the Trust Agreement.

SECTION 5.6 Subrogation

The Guarantor shall be subrogated to all rights, if any, of the Holders against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7 Independent Obligations

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Capital Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

SECTION 5.8 Net Payments

All Guarantee Payments required to be made hereunder shall be made by the Guarantor without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman Islands or Bermuda (each, a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (i) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Guarantor shall, subject to certain limitations and exceptions set forth below, pay to the Holder of any Capital Security such Additional Amounts as may be necessary so that every Guarantee Payment made to such Holder, after such withholding or deduction, shall not be less than the amount provided for in this Guarantee Agreement to be then due and payable; provided, however, that the Guarantor shall not be required to make payment of such Additional Amounts for or on account of:

(1) any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such Holder: (A) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Capital Security; (B) presented such Capital Security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such

Capital Security could not have been presented for payment elsewhere; or (C) presented such Capital Security more than thirty (30) days after the date on which the payment in respect of such Capital Security first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Capital Security for payment on any day within such period of thirty (30) days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of such Capital Security to comply with any reasonable request by the Guarantor or the Trust addressed to the Holder within 90 days of such request (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4) any combination of items (1), (2) and (3);

nor shall Additional Amounts be paid with respect to any Guarantee Payment to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of the related Capital Security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of such Capital Security.

ARTICLE VI

LIMITATION OF TRANSACTIONS; RANKING

SECTION 6.1 Limitation of Transactions

The Guarantor hereby covenants and agrees that, so long as any Capital Securities remain outstanding, it will not, and will not permit any of its Subsidiaries (including the Debenture Issuer) to, (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the outstanding capital stock of the Debenture Issuer or the Guarantor, as the case may be, or (b) make any payment of principal of, interest or premium, if any, on or repay, repurchase or redeem any debt security of the Debenture Issuer or the Guarantor, as the case may be, that ranks junior in interest to the Debentures or the guarantee in respect thereof, as the case may be, or make any guarantee payments with respect to any guarantee by the Debenture Issuer or the Guarantor, as the case may be, of the debt securities of any Subsidiary of the Debenture Issuer or the Guarantor, as the case may be, if such guarantee ranks junior in interest to the Debentures or the guarantee in respect thereof, as the case may be (other than (i) dividends or distributions on the Capital Stock (as defined in the Indenture) of the

Debenture Issuer paid or made to the Guarantor and dividends or distributions in Common Stock (as defined in the Indenture) of the Debenture Issuer or the Guarantor, as the case may be, (ii) redemptions or purchases of any rights outstanding under a shareholder rights plan of the Debenture Issuer or the Guarantor, as the case may be, or any successor to such rights plan, or the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (iii) payments under any preferred securities guarantee issued by the Guarantor, and (iv) purchases of Common Stock related to the issuance of Common Stock under any benefit plans of the Debenture Issuer, the Guarantor or its Subsidiaries, as the case may be, for their respective directors, officers or employees) if at such time (1) there shall have occurred any event of which the Debenture Issuer or the Guarantor, as the case may be, has actual knowledge that (A) with the giving of notice or the lapse of time or both would constitute an Event of Default under the Indenture and (B) in respect of which the Debenture Issuer or the Guarantor, as the case may be, shall not have taken reasonable steps to cure, (2) the Guarantor shall be in default with respect to its payment of any obligations under this Guarantee Agreement or (3) the Debenture Issuer shall have given notice of its election to begin an Extension Period (as defined in the Indenture) with respect to the Debentures as provided in the Indenture and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

SECTION 6.2 Ranking

This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Guarantor.

SECTION 6.3 Pari Passu Guarantees

This Guarantee Agreement shall rank pari passu with any similar guarantee agreements issued by the Guarantor on behalf of holders of preferred securities of any other ACE Capital Trust or any trust, partnership or other entity affiliated with the Guarantor which is a financing vehicle of the Guarantor or any Affiliate of the Guarantor in connection with the issuance by such entity of preferred securities or other securities which are similar to preferred securities that are guaranteed by the Guarantor pursuant to an instrument that ranks pari passu with or junior in right of payment to this Guarantee Agreement.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination

This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Capital Securities, (ii) the distribution of the Debentures to all Holders in exchange for the Capital Securities or (iii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the Capital Securities or under this Guarantee Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Successors and Assigns

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Capital Securities then outstanding. Except in connection with a consolidation, amalgamation or merger or conveyance, transfer or lease involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

SECTION 8.2 Amendments

Except with respect to any changes that do not adversely affect the rights of Holders in any material respect (in which case no consent of Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of at least a Majority in liquidation preference of the Capital Securities. The provisions of Article VI of the Trust Agreement concerning meetings of Holders apply to the giving of such approval.

SECTION 8.3 Notices

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

(a) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Holders):

Bank One Trust Company, National Association

Bank One Plaza

Suite IL1-0126

Chicago, Illinois 60670-0126

Attention: Corporate Trust Services Division

(b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders):

ACE Limited

The ACE Building

30 Woodbourne Avenue

Hamilton, HM 08, Bermuda

Attn: General Counsel and Secretary

(c) If given to the Issuer, in care of the Guarantee Trustee, at the Issuer’s (and the Guarantee Trustee’s) address set forth below or such other address as the Guarantee Trustee on behalf of the Issuer may give notice to the Holders:

ACE Capital Trust II

c/o ACE INA Holdings Inc.

Two Liberty Place

1601 Chestnut Street

Philadelphia, Pennsylvania 19101

Attn: General Counsel and Secretary

with a copy to:

Bank One Trust Company, National Association

Bank One Plaza

Suite IL1-0126

Chicago, Illinois 60670-0126

Attention: Corporate Trust Services Division

(d) If given to any Holder, at the address set forth on the books and records of the Issuer.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 8.4 Benefit

This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Capital Securities.

SECTION 8.5 Governing Law

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

SECTION 8.6 Submission to Jurisdiction

The Guarantor agrees that any judicial proceedings instituted in relation to any matter arising under this Guarantee Agreement may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Guarantee Agreement, the Guarantor hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgement rendered in such proceeding. The Guarantor also irrevocably and unconditionally waives for the benefit of the Guarantee Trustee and the Holders any immunity from jurisdiction and any immunity from legal process (whether through service or notice, attachment prior to judgement, attachment in the aid of execution, execution or otherwise) in respect of this Guarantee Agreement. The Guarantor hereby irrevocably designates and appoints for the benefit of the Guarantee Trustee and the Holders for the term of this Guarantee Agreement ACE USA, Inc. 1133 Avenue of the Americas, 32nd Floor, New York, New York 10036, as its agent to receive on its behalf service of all process (with a copy of all such service of process to be delivered to Peter N. Mear, General Counsel and Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton, HM 08, Bermuda) brought against it with respect to any such proceeding in any such court in The City of New York, such service being hereby acknowledged by the Guarantor to be effective and binding service on it in every respect whether or not the Guarantor shall then be doing or shall have at any time done business in New York. Such appointment shall be irrevocable so long as any of the Capital Securities or the obligations of the Guarantor hereunder remain outstanding, or until the appointment of a successor by the Guarantor and such successor’s acceptance of such appointment. Upon such acceptance, the Guarantor shall notify the Guarantee Trustee of the name and address of such successor. The Guarantor further agrees for the benefit of the Guarantee Trustee and the Holders to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said ACE USA, Inc. in full force and effect so long as any of the Capital Securities or the obligations of the Guarantor hereunder shall be outstanding. The Guarantee Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Guarantor to take any such action. Nothing herein shall affect the right to serve process in any other manner permitted by any law or limit the right of the Guarantee Trustee or any Holder to institute proceedings against the Guarantor in the courts of any other jurisdiction or jurisdictions.

SECTION 8.7 Judgment Currency

The Guarantor agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of any Guarantee Payment (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Guarantee Trustee could purchase in The City of New York the requisite amount of the Required Currency with the Judgment Currency on the New York Banking Day preceding the day on which a final unappealable judgment is given and (b) its obligations under this Guarantee Agreement to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause (a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Guarantee Agreement. For purposes of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to be closed.

THIS CAPITAL SECURITIES GUARANTEE AGREEMENT is executed as of the day and year first above written.

ACE LIMITED,
as Guarantor

By:
Name:	Christopher Z. Marshall
Title:	Chief Financial Officer

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION,
as Guarantee Trustee

By:
Name:
Title: